Exhibit 8.1

December 7, 2010

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $1,448,000 Notes Linked to a Currency Basket due June 7, 2013 as described in the Company’s Pricing Supplement No. 37 dated November 30, 2010 (the “Pricing Supplement”), prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 contained in the Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”). We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in the Pricing Supplement.

We hereby consent to the reference to us in the Pricing Supplement under the caption “United States Federal Income Tax Considerations” and the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP